Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2025 Omnibus Incentive Plan of Surgery Partners, Inc. of our reports dated March 6, 2025, with respect to the consolidated financial statements of Surgery Partners, Inc. and the effectiveness of internal control over financial reporting of Surgery Partners, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee
June 10, 2025